UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2020

CORBUS PHARMACEUTICALS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37348	46-4348039
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

500 River Ridge Drive, Norwood, MA	02062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 963-0100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CRBP	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On July 28, 2020 (the “Closing Date”), Corbus Pharmaceuticals Holdings, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with its subsidiary, Corbus Pharmaceuticals, Inc., as borrower (the “Borrower” and, together with the Company, the “Loan Parties”), the Company, as guarantor, each lender party thereto (the “Lenders”), K2 HealthVentures LLC, as administrative agent for the Lenders (the “Administrative Agent”), and Ankura Trust Company, LLC, as collateral agent for the Lenders (the “Collateral Trustee”).

Proceeds. Pursuant to the Loan Agreement, the Lenders agreed to make term loans in an aggregate principal amount of up to $50,000,000, available to the Borrower in three tranches. The initial tranche of $20,000,000 was funded on the Closing Date (before payment of a facility fee of $375,000 to the Lenders). The second tranche of $20,000,000 is available to be funded at the Borrower’s election on or before September 30, 2020, subject to certain customary conditions and the achievement of certain regulatory and developmental milestones. The third tranche of $10,000,000 is available to be funded at the Borrower’s election on or before March 31, 2022, subject to certain customary conditions and the achievement of certain regulatory and developmental milestones.

Interest and Principal Payments. The Borrower is required to make interest-only payments on the loans for all monthly payment dates prior to September 1, 2022 or, if the third tranche is drawn, March 1, 2023. The loans are scheduled to begin amortizing on either September 1, 2022 or March 1, 2023, as applicable, with equal monthly payments of principal plus interest being made by the Borrower to the Lenders in consecutive monthly installments following such interest-only period. Upon final payment or prepayment of the loans, the Borrowers must pay a final payment equal to 5.95% of the aggregate original principal amount of the loans borrowed

Maturity. The loans mature on August 1, 2024 unless accelerated pursuant to an event of default, as described below. All amounts outstanding under the Loan and Security Agreement will be due and payable upon the earlier of the maturity date or the acceleration of the loans and commitments upon an event of default.

Interest Rate. Outstanding amounts borrowed under the loans will accrue interest at a variable annual rate equal to the greater of (i) 8.5% and (ii) the rate of interest noted in The Wall Street Journal, Money Rates section, as the “Prime Rate” plus 5.25%, in each case, subject to a step-down of 25 basis points upon the funding of the second tranche.

Equity Conversion Option. The Lenders may jointly elect at any time and from time to time prior to the payment in full of the loans to convert any portion (in a minimum amount of $500,000) of the principal amount of the loans then outstanding into shares of the Company’s common stock (the “Conversion Shares”) at a conversion price of $9.40, which conversion price is subject to adjustment in certain circumstances; provided that the aggregate principal amount of loans converted by the Lenders into common stock may not exceed $5,000,000. The Company granted registration rights to the Lenders in respect of the Conversion Shares.

Issuance of Warrants. In the connection with the closing of each tranche, the Company is obligated to issue a warrant to K2 HealthVentures Equity Trust LLC to purchase a number of shares of the Company’s common stock equal to the original principal loan amount multiplied by 3.00%, divided by the warrant exercise price of $6.96 per share (the “Warrant”). The Warrant may be exercised either for cash or on a cashless “net exercise” basis. The Warrant will be immediately exercisable and will expire ten years from the date of issuance. In connection with the funding of the first $20,000,000 tranche, the Company issued a Warrant exercisable for up to 86,206 shares of the Company’s common stock at an exercise price of $6.96 per share.

Prepayment. The Loans are subject to mandatory prepayment provisions that require prepayment following the occurrence and during the continuation of an event of default as further described below or immediately prior to the effectiveness of a change of control transaction. At the Borrower’s option, the Borrower may prepay the loans in full, subject to a prepayment fee of 3% of the amount prepaid if the prepayment of such loan occurs no later than the two year anniversary of the funding date of such loan, 2% if the prepayment of such loan occurs after the two year anniversary of the funding date of such loan but no later than the three year anniversary of the funding date of such loan, or 1% if the prepayment of such loan occurs after the three year anniversary of the funding date of such loan but prior to August 1, 2024.

Security, Guarantors. All obligations under the Loan Agreement are guaranteed by an unconditional guaranty by the Company, and Borrower’s obligations under the Loan Agreement and the Company’s obligations under the guaranty are secured by a lien on substantially all of the Borrower’s and the Company’s personal property, excluding intellectual property, and the Company pledged its equity interests in its subsidiaries, including Borrower, subject to certain limitations with respect to its foreign subsidiaries.

Covenants; Representations and Warranties; and Other Provisions. The Loan Agreement contains customary representations, warranties and covenants. including covenants by the Company and Borrower limiting additional indebtedness, liens, mergers and acquisitions, dispositions, investments, distributions, subordinated debt, transactions with affiliates and fundamental changes. If and only if the Borrower does not achieve certain regulatory and developmental milestones before the second tranche funding occurs, then the Loan Parties shall be required to maintain unrestricted cash of at least $10,000,000 thereafter; provided, however, that this requirement shall not apply while the Company’s market capitalization remains above $200 million and the Borrower shall have the right to cure any breach so long as the applicable shortfall is not greater than $3,000,000, subject to limitations usual and customary for credit facilities of this type. If and only if the Borrower does not achieve certain regulatory and developmental milestones after the second tranche funding occurs, then the Loan Parties shall be required to maintain unrestricted cash in an amount of at least the aggregate principal amount of all loans outstanding; provided, however, that this requirement shall not apply while the Company’s market capitalization remains above $500,000,000.

Default Provisions. The Loan Agreement includes customary events of default, including payment defaults, breaches of covenants, change of control and occurrence of a material adverse effect. Upon the occurrence and continuation of an event of default, a default interest rate of an additional 5% per annum may be applied to the outstanding loan balances, and the Administrative Agent may declare all outstanding obligations immediately due and payable and the Collateral Trustee may exercise secured party rights and remedies as set forth in the Loan Agreement and under applicable law.

The preceding summaries of the Loan Agreement and the Warrant do not purport to be complete and are qualified in their entirety by reference to the form of Warrant and the Loan Agreement, copies which are filed as Exhibits 4.1 and 10.1, respectively, and which are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Company’s direct financial obligation under the Loan Agreement is incorporated into this Item 2.03 by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Loan Agreement and the Warrant is incorporated into this Item 3.02 by reference. The issuances of the term loan and the Warrant were exempt from the requirements of the Securities Act of 1933, as amended, pursuant to an exemption provided by Section 4(a)(2) thereof as transactions by an issuer not involving a public offering. The Company will rely on this exemption from registration based in part on representations made by the Lenders and the holder of the Warrant pursuant to the Loan Agreement and Warrant, respectively.

Item 7.01. Regulation FD Disclosure.

On July 29, 2020, the Company issued a press release announcing the entry into the Loan Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibit is furnished with this report:

Exhibit No.	Description

4.1	Form of Warrant to Purchase Common Stock.

10.1 #	Loan and Security Agreement, dated as of July 28, 2020, by and between Corbus Pharmaceuticals Holdings, Inc., Corbus Pharmaceuticals, Inc., K2 Healthventures LLC and Ankura Trust Company, LLC.

99.1	Press Release, dated July 29, 2020

# Confidential portions of this exhibit were redacted pursuant to Item 601(b)(10) of Regulation S-K and Corbus Pharmaceuticals Holdings, Inc. agrees to furnish supplementally to the U.S. Securities and Exchange Commission a copy of any omitted schedule and/or exhibit upon request. The confidential portions of this exhibit were omitted by means of marking such portions with asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

Dated: July 29, 2020	By:	/s/ Yuval Cohen
	Name:	Yuval Cohen
	Title:	Chief Executive Officer

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